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                                                                    EXHIBIT 99.1

CONTACT: VAN A. DUKEMAN, President/CEO CONTACT: WILLIAM LANDEFELD, President/CEO
         Main Street Trust, Inc.                Citizens First Financial Corp.
         P. O. Box 4028                         P.O. Box 1207
         Champaign, IL 61824-4028               Bloomington, IL 61702-1207
         PHONE: 217.351.6568                    PHONE: 309.661.8700
         FAX: 217.351.6651                      FAX: 309.661.0707

   [MAIN STREET TRUST INC. LOGO]           [CITIZENS FIRST FINANCIAL CORP. LOGO]

                              FOR IMMEDIATE RELEASE

      MAIN STREET TRUST, INC. ANNOUNCES PLANS TO ACQUIRE CITIZENS FINANCIAL

CHAMPAIGN, ILLINOIS - NOVEMBER 8, 2004 -- Main Street Trust, Inc. (OTCBB: MSTI), today announced the signing of a definitive agreement to acquire Citizens First Financial Corp. (NASDAQ: CFSB). Citizens is the holding company for Citizens Savings Bank, which had total assets of approximately $327 million as of September 30, 2004 and five Illinois locations in Bloomington, Normal, and Fairbury.

"This transaction is a tremendous fit for both organizations," stated Van A. Dukeman, President and CEO of Main Street. "Citizens is a well respected financial institution that will greatly enhance our downstate franchise. This combination further establishes our long-term strategy to unify our banking operations under a single identity and pursue growth opportunities in downstate Illinois." Dukeman added, "With this acquisition, our downstate Illinois footprint will include the economic centers of Champaign-Urbana, Bloomington-Normal, Peoria, and Decatur. We look forward to continue offering customers in those areas a wide range of products with a culture that delivers trustworthiness, knowledge, responsiveness, and service."

"We are excited about joining forces with Main Street Trust," said Bill Landefeld, Citizens Bank President and CEO. "Main Street is a highly respected community banking organization that we can be proud to be associated with. Both entities have a proven track record focused on premier service to our local communities. We have similar values, cultures and business philosophies, which will continue to serve our customers, employees, and shareholders well," said Landefeld.

Landefeld added, "By joining Main Street, Citizens customers will enjoy the excellent service they have come to expect, but also gain access to a wider range of products, services, lending limits and banking locations. Our board of directors clearly sees the benefits for our customers, shareholders and employees with this business combination."

Main Street will acquire all Citizens issued and outstanding shares of common stock. Each Citizens shareholder will have the option of receiving either 1.1051 shares of Main Street stock for each share of Citizens stock or $35 of cash for each share of Citizens stock or a combination of both. The transaction is subject to approval by state and federal regulators and by Citizens shareholders and is expected to close in the second quarter of 2005. The transaction is expected to be accretive to Main Street's earning per share in the first calender year following closing. Both Messrs. Dukeman and Landefeld are positive about the future for the combined organization. "We are very confident of the economy of the Midwest and are also confident that


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organizing our people into a unified team, our combined market presence, and the strong capital position of the company will allow us to continue to provide our markets with local decision-making and quality financial services."

Main Street Trust will be filing a registration statement on Form S-4 and other relevant documents concerning the merger, including a proxy statement for use in connection with a special meeting of Citizens stockholders that will be held to approve the merger, with the Securities and Exchange Commission. CITIZENS STOCKHOLDERS ARE URGED TO READ THESE IMPORTANT MATERIALS AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY BEFORE MAKING ANY DECISION CONCERNING THE MERGER. These documents will also be available free of charge at the SEC's website, www.sec.gov. In addition, documents filed with the SEC by Main Street will be available free of charge from its Corporate Secretary at 100 W. University, Champaign, Illinois 61824-4028, telephone 217-351-6500 and documents filed with the SEC by Citizens will be available free of charge from its Corporate Secretary at 2101 North Veterans Parkway, Bloomington, Illinois 61704, telephone 309-661-8700.

Main Street is a publicly traded company with banking assets of approximately $1.25 billion and wealth management assets of approximately $1.65 billion. It operates community-banking locations in Champaign, Decatur, Mahomet, Mt. Zion, Peoria, Shelbyville, and Urbana. Currently, Main Street operates 18 banking centers and a network of 75 ATM's. Additionally, Main Street is the parent company of FirsTech, a telecommunications bill processing company. Shares of Main Street ended trading on November 5, 2004 at $31.00 per share with a total of 9.448 million shares outstanding. Main Street has approximately 700 shareholders of record.

Citizens Savings Bank offers a variety of financial products and services, including accepting retail deposits from the general public and originating loans. Citizens conducts business in McLean and Livingston Counties, Illinois. Shares of Citizens ended trading on November 5, 2004 at $29.50 per share with a total of 1.499 million shares outstanding.

FORWARD-LOOKING INFORMATION

This press release may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to merger transaction between Main Street and Citizens and the integration of Citizens Savings Bank with Main Street Bank & Trust, the combination of their business, and the projected revenue, financial condition, results of operations, plans, objectives, future performance and business of the combined company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of Main Street's and Citizens' management and on information currently available to management, are generally identifiable by the use of words such as "believe," "expect," "anticipate," "plan," "intend," "estimate," "may," "will," "would," "could," "should" or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and neither Main Street nor Citizens undertakes any obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of Main Street and Citizens to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving Main Street or

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Citizens; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Main Street and Citizens and their businesses, including additional factors that could materially affect their financial results, is included in their filings with the Securities and Exchange Commission.